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                                                                                  Exhibit 11


                              AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
                              --------------------------------------------------

                       SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER CLASS A SHARE
                       ----------------------------------------------------------------


     THREE MONTHS ENDED MARCH 31,                      1995                   1994
     ----------------------------------------------------------------------------------------
     (Amounts in thousands, except per share data)  (Unaudited)            (Unaudited)
     Weighted average number of shares
       outstanding:
         4% Preferred......................              206                    213
         6-1/2% Preferred..................            1,112                  1,170
         Class A...........................           20,852                 18,393
         Common............................            3,000                  3,000
                                                     =======                =======


     Weighted average number of shares out-
       standing assuming conversion of pre-
       ferred stock into Class A shares:

         Class A...........................           25,218   89.37%        22,968   88.45%
         Common............................            3,000   10.63          3,000   11.55
                                                     -------  -------       -------  -------
                                                      28,218  100.00%        25,968  100.00%
                                                     =======  =======       =======  =======

          NET INCOME.......................          $ 1,586                $ 2,674
                                                     =======                =======



     Allocation of net income on the
       basis of the respective dividend
       rights of the above classes of
       stock, pro rata:
         Class A...........................          $ 1,417   89.37%       $ 2,365   88.45%
         Common............................              169   10.63            309   11.55
                                                     -------  -------       -------  -------
                                                     $ 1,586  100.00%       $ 2,674  100.00%
                                                     =======  =======       =======  =======

      Earnings per Class A share...........            $ .06                 $ .10
                                                       =====                 =====

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